                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box: / /
/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Precision Castparts Corp.
                            -------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/    No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)      Title of each class of securities to which transaction applies:


       (2)      Aggregate number of securities to which transaction applies:


       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       (4)      Proposed maximum aggregate value of transaction:


       (5)      Total fee paid:


/ /    Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)      Amount Previously Paid:

       (2)      Form, Schedule or Registration Statement No.:

       (3)      Filing Party:

       (4)      Date Filed:

                           PRECISION CASTPARTS CORP.
                           4650 SW MACADAM, SUITE 440
                             PORTLAND, OREGON 97201

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                AUGUST 16, 2000

                            ------------------------

    You are invited to attend the Annual Meeting of Shareholders of Precision Castparts Corp. The meeting will be held on Wednesday, August 16, 2000, at
9:00 a.m. Pacific Time, in the Alder Creek Room of the Fifth Avenue Suites Hotel, 506 SW Washington Street, Portland, Oregon. The Company will conduct the following business:

    1.  Electing two directors to serve for three-year terms;

    2. Ratifying the appointment of PricewaterhouseCoopers LLP as the Company's auditors for fiscal year 2001; and

    3. Conducting any other business that is properly raised before the meeting.

    Only shareholders of record at the close of business on June 23, 2000, will be able to vote at the meeting.

    Your vote is important. Please sign, date and return your proxy card to us in the return envelope as soon as possible. IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY CARD SO WE CAN PREPARE AN ACCURATE ADMISSION LIST. If you attend the meeting and prefer to vote in person, you will be able to do so.

                                          By Order of the Board of Directors,

                                          Ruth A. Beyer
                                          SECRETARY

Portland, Oregon
July 5, 2000

                           PRECISION CASTPARTS CORP.
                           4650 SW MACADAM, SUITE 440
                             PORTLAND, OREGON 97201

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

    The Board of Directors of Precision Castparts Corp. (the "Company") solicits your proxy in the form enclosed with this proxy statement. The proxy will be used at the 2000 Annual Meeting of Shareholders, which will be held on Wednesday, August 16, 2000, at 9:00 a.m. Pacific Time, in the Alder Creek Room of the Fifth Avenue Suites Hotel, 506 SW Washington Street, Portland, Oregon. The proxy may also be used at any adjournment of the meeting. You may submit your proxy to us by mail using the enclosed proxy form. We are sending this statement and the enclosed proxy form and voting instructions to you on or about July 5, 2000.

    If you have properly completed your proxy and have not revoked it prior to the Annual Meeting, we will vote your shares according to your instructions on the proxy. If you do not provide any instructions, we will vote your shares:
(a) for the nominees listed on page 1; (b) for the ratification of the appointment described on page 11; and (c) in accordance with the recommendations of the Company's management on other business that properly comes before the meeting or matters incident to the conduct of the meeting. If you properly complete your proxy but attend the meeting and choose to vote personally, our ability to exercise the proxy will be suspended. You may revoke the proxy by notifying Ruth Beyer, the Secretary of the Company, in writing at the address listed above prior to our exercise of the proxy at the Annual Meeting or any adjourned meeting.

                       PROPOSAL 1:  ELECTION OF DIRECTORS
                     WE RECOMMEND A VOTE "FOR" ALL NOMINEES

    The Board of Directors consists of eight directors. As required by the Company's Bylaws, the Board of Directors is divided into three classes. The term of office for one of the classes expires each year. This year, the terms of Mr. McCormick and Mr. Oechsle expire. Mr. McCormick and Mr. Oechsle are both nominees for reelection. If elected, the terms of Mr. McCormick and Mr. Oechsle will expire in 2003. If either of them becomes unavailable for election for any reason, we will name a suitable substitute as authorized by your proxy.

    The following table provides the name, age, principal occupation and other directorships of each nominee and continuing director, the year in which he became a director of the Company and the year in which his term expires. Except as otherwise noted, each has held his principal occupation for at least five years.

                                                              DIRECTOR     TERM
  NAME, AGE, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS      SINCE     EXPIRES
------------------------------------------------------------  --------   --------
                          NOMINEES

William C. McCormick -- 66                                        1986     2000
  Chairman and Chief Executive Officer of the Company.
  Mr. McCormick is also a director of Merix Corporation.

Vernon E. Oechsle -- 57                                           1996     2000
  Chairman and Chief Executive Officer of Quanex
  Corporation, a manufacturer of steel bars, aluminum shapes and steel tubes and pipes. Mr. Oechsle is also a director
  of Quanex Corporation.

               DIRECTORS WHOSE TERMS CONTINUE

Peter R. Bridenbaugh -- 59                                        1995     2001
  Sole proprietor of P. Bridenbaugh, Inc., an organization
  providing consulting services; until retiring in January
  1998, Executive Vice President -- Automotive,
  Aluminum Co. of America, an integrated producer of
  aluminum and other products for the packaging, aerospace,
  automotive, building and construction, and commercial and
  industrial markets; from 1993 to 1996, Executive Vice
  President and Chief Technical Officer, Aluminum Co. of
  America.

Dean T. DuCray -- 59                                              1996     2002
  Retired; until April 1998, Vice President and Chief
  Financial Officer of York International Corporation, a
  manufacturer of heating, air conditioning, ventilation and refrigeration equipment. Mr. DuCray is also a director of
  Airxcel, Inc.

Don R. Graber -- 56                                               1995     2002
  Chairman, President and Chief Executive Officer of Huffy
  Corporation, a manufacturer of outdoor leisure equipment
  and provider of retail services, since December 1997;
  from 1996 to 1997, President and Chief Operating Officer
  of Huffy Corporation; previously, President of Worldwide
  Household Products Group, The Black & Decker Corporation.
  Mr. Graber is also a director of Huffy Corporation.

Byron O. Pond, Jr. -- 63                                          1999     2002
  Retired; until May 1998, Chief Executive Officer of Arvin
  Industries, Inc., a manufacturer and supplier of
  automotive parts. Mr. Pond also serves as the Chairman
  Emeritus of Arvin Industries, Inc. and as a director of
  Cooper Tire and Rubber Company, GSI Lumonics Inc. and
  Intermet Corporation.

Steven G. Rothmeier -- 53                                         1994     2001
  Chairman and Chief Executive Officer of Great Northern
  Capital, a private investment and merchant banking firm,
  since March 1993. Mr. Rothmeier is also a director of
  GenCorp. Inc., E.W. Blanch Holdings, Inc., Department 56,
  Inc., Waste Management, Inc. and Great Northern Asset
  Management.

J. Frank Travis -- 64                                             1999     2001
  Managing General Partner of Sivart Holdings, a limited
  partnership engaged in investment and investment
  management; from 1996 to 1999, Vice Chairman of
  Ingersoll-Rand Co., a diversified manufacturing company;
  from December 1993 to 1996, Executive Vice-President of
  Ingersoll-Rand Co.

    If a quorum of shareholders is present at the meeting, the two nominees for director who receive the greatest number of votes cast at the meeting will be elected directors. We will treat abstentions and broker nonvotes as present but not voting.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company's common stock, without par value ("Common Stock") as of May 1, 2000 by the Chief Executive Officer, by each of the other four most highly compensated executive officers, by the directors and nominees, and by the directors and executive officers of the Company as a group:

                                                                        PERCENT OF
                                                    NUMBER OF SHARES    OUTSTANDING
NAME                                               BENEFICIALLY OWNED     SHARES
----                                               ------------------   -----------
Peter R. Bridenbaugh.............................           4,000(1)          *
Mark Donegan.....................................          22,581(2)          *
Dean T. DuCray...................................           3,400(3)          *
Don R. Graber....................................          10,000(4)          *
William D. Larsson...............................          32,962(5)          *
Armand F. Lauzon, Jr.............................          12,070(6)          *
William C. McCormick.............................         140,167(7)          *
Vernon E. Oechsle................................           1,750(8)          *
Byron O. Pond, Jr................................           1,000             *
Steven G. Rothmeier..............................           6,500(9)          *
J. Frank Travis..................................           1,000             *
Peter G. Waite...................................          55,339(10)         *
All directors and executive officers as a group
  (18 persons)...................................         331,120(11)         *

------------------------

 *  Less than 1 percent of the Company's outstanding shares of Common Stock.

( 1) Includes 2,500 shares subject to options that are exercisable or become exercisable by Mr. Bridenbaugh within 60 days after May 1, 2000.

( 2) Includes 19,587 shares subject to options that are exercisable or become exercisable by Mr. Donegan within 60 days after May 1, 2000.

( 3)  Includes 400 shares held in trust for children of Mr. DuCray. Includes
     1,500 shares subject to options that are exercisable or become exercisable by Mr. DuCray within 60 days after May 1, 2000.

( 4)  Includes 2,500 shares subject to options that are exercisable or become exercisable by Mr. Graber within 60 days after May 1, 2000, and 3,500 shares held by Mrs. Graber.

( 5) Includes 29,698 shares subject to options that are exercisable or become exercisable by Mr. Larsson within 60 days after May 1, 2000.

( 6) Includes 6,635 shares subject to options that are exercisable or become exercisable by Mr. Lauzon within 60 days after May 1, 2000.

( 7) Includes 88,487 shares subject to options that are exercisable or become exercisable by Mr. McCormick within 60 days after May 1, 2000.

( 8) Includes 750 shares subject to options that are exercisable or become exercisable by Mr. Oechsle within 60 days after May 1, 2000.

( 9) Includes 4,000 shares subject to options that are exercisable or become exercisable by Mr. Rothmeier within 60 days after May 1, 2000.

(10) Includes 4,875 shares owned by children of Mr. Waite, and 11,000 shares owned by Mrs. Waite. Includes 37,657 shares subject to options that are exercisable or become exercisable by Mr. Waite within 60 days after May 1, 2000.

(11) Includes 229,278 shares subject to options that are exercisable or become exercisable within 60 days after May 1, 2000.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is composed of three non-employee directors. Pursuant to authority delegated by the Board, the Committee initially determines the compensation to be paid to the Chief Executive Officer and to each of the other corporate executive officers of the Company. The proposed compensation of the Chief Executive Officer is then submitted to the Board of Directors for approval. Directors who are also officers of the Company do not participate in the board action. The Committee also is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies.

    The Company's compensation policies for corporate executive officers (including the named executive officers) are designed to compensate the Company's executives fairly and to provide incentives for the executives to manage the Company's businesses effectively for the benefit of its shareholders. In fiscal 2000, the Company did not engage the services of an independent compensation consultant as it had done in fiscal 1998. Because the Company's relative size, complexity, organizational structure and other business characteristics are consistent with its status in fiscal 1998, the Committee reviewed the report and recommendations of the independent consultant retained in fiscal 1998 and adjusted for cost of living changes in the intervening year and other objective data gathered by the Company.

    The key objectives of the Company's executive compensation policies are to attract and retain key executives who are important to the long-term success of the Company and to provide incentives for these executives to achieve high levels of job performance and enhancement of shareholder value. The Company seeks to achieve these objectives by paying its executives a competitive level of base compensation for companies of similar size and industry and by providing its executives an opportunity for further reward for outstanding performance in both the short term and the long term. It is the general policy of the Committee to set base salaries conservatively and to emphasize opportunities for performance-based rewards through annual cash bonuses and stock option grants in order that the total compensation (base salary, cash bonus and stock options) of the Company's executive officers is at or progresses toward the 75th percentile of the comparator group of companies.

    EXECUTIVE OFFICER COMPENSATION PROGRAM. The Company's executive officer compensation program is comprised of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock option grants.

    SALARY. The Committee and the Board of Directors established base salaries for the Company's executive officers in fiscal 2000 after taking into account individual experience, job responsibility and individual performance during the prior year. These factors are not assigned a specific weight in establishing individual base salaries. The Committee also considered the Company's executive officers' salaries relative to salary information from the comparator group of companies identified in the consultant's report described above.

    After considering the information on individual performance and the comparative information provided by the compensation consultant, the Committee and the Board of Directors made specific adjustments to the fiscal 2000 compensation levels of the executive officers as determined to be appropriate in the circumstances and in furtherance of the Company's compensation policies.

    CASH BONUSES. The purpose of the cash bonus component of the compensation program is to provide a direct financial incentive in the form of cash bonuses to executives and other employees to achieve predetermined Division and Company performance objectives. For fiscal 2000, the Company's executive incentive bonuses were determined pursuant to the Company's Executive Performance Compensation Plan, which was approved by Shareholders at the 1997 Annual Meeting. Under this plan, the Compensation Committee annually selects a threshold parameter for the participating officers, consisting of one or more performance criteria for the Company. If the threshold parameter is not achieved, no performance compensation award is paid for that year. The threshold parameter was met for fiscal 2000.

    If the threshold parameter is met, the exact amount of the cash bonus payable to the executive officer is determined at the discretion of the Compensation Committee with reference to pre-established performance criteria. In fiscal 2000, the Compensation Committee adopted the performance criteria set forth in four separate cash bonus plans which are applicable to the five named executive officers of the Company. The Corporate Bonus Program is applicable to Messrs. McCormick and Larsson, the PCC Structurals Executive Bonus Program and the Wyman-Gordon Executive Bonus Program are each partially applicable to Mr. Donegan due to a mid-year reassignment, the PCC Airfoils Executive Bonus Program is applicable to Mr. Waite and partially applicable, along with the Wyman-Gordon Executive Bonus Program, to Mr. Lauzon due to a mid-year reassignment. In approving final bonuses for executive officers for fiscal 2000, the Compensation Committee considered the degree to which each executive officer had achieved the performance criteria applicable to him and exercised its discretion in a manner that resulted in each executive officer's bonus award equaling the amount determined under the applicable plan that correlated to the achieved level of performance, except that Messrs. Larsson, Donegan, Lauzon and Waite each also received special bonuses under the discretionary bonus provisions of the bonus programs in which each was eligible to participate.

    STOCK OPTIONS. Under the Company's compensation policy, stock options are the primary vehicle for rewarding long-term achievement of Company goals. The objectives of the program are to align employee and shareholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under the Company's stock incentive plans, the Board of Directors or the Compensation Committee may grant options to purchase Common Stock of the Company to key employees of the Company and its subsidiaries. The Board of Directors makes annual grants of nonstatutory options to acquire the Company's Common Stock at an exercise price equal to the fair market value of the shares on the date of grant (the closing sale price on the New York Stock Exchange on the grant date). The number of shares granted to executive officers was consistent with the Committee's general policy to consider individual performance and the number of shares needed to reach or progress toward the 75th percentile of total compensation. The options vest in 25 percent increments over the four-year period following grant. All nonstatutory stock options granted to date become fully exercisable upon a change in control of the Company.

    CHIEF EXECUTIVE OFFICER COMPENSATION. The Committee determined the Chief Executive Officer's compensation for fiscal 2000, with the final approval of the Board of Directors. The Chief Executive Officer's base salary was determined based upon a review of the salaries of chief executive officers for companies of comparable size and industry identified in the consultant's fiscal 1998 comparator group of companies, adjusted as described above, and upon a review of the Chief Executive Officer's performance. In keeping with the compensation policies described above, which emphasize both short-term and long-term performance rewards rather than base salary only, the Chief Executive Officer's cash compensation (base salary and annual cash bonus), was set below the 75th percentile of cash compensation paid to the Chief Executive Officer by the comparator group of companies. The Chief Executive Officer's bonus for fiscal 2000 was determined under the Executive Performance Compensation Plan procedures described under Cash Bonuses, above, based upon the level of achievement of pre-established performance objectives for fiscal 2000. The annual stock option grant to Mr. McCormick in fiscal 2000 was consistent with the Committee's general policy, which considers individual performance and the number of shares needed to reach or progress toward the 75th percentile of total compensation. Additional information regarding the option grant is set forth below under "Option Grants in Last Fiscal Year."

                                          Steven G. Rothmeier, Chairman
                                          Don R. Graber
                                          Vernon E. Oechsle

SUMMARY COMPENSATION TABLE

    The following table sets forth compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers for services in all capacities to the Company and its subsidiaries during each of the last three fiscal years.

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                      ANNUAL COMPENSATION(1)              AWARDS
                                               -------------------------------------   ------------
                                                                      OTHER ANNUAL      NUMBER OF        ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR      SALARY    BONUS(2)   COMPENSATION(3)    OPTIONS(4)    COMPENSATION(5)
---------------------------         --------   --------   --------   ---------------   ------------   ---------------
William C. McCormick .............    2000     $731,250   $650,250      $ 53,338          143,375          $5,176
  Chairman and Chief Executive        1999      668,750    580,000       152,740          117,359           3,240
  Officer                             1998      567,500    787,800        19,254           29,568           3,954
Peter G. Waite ...................    2000      371,250    700,000        71,370           29,999           6,946
  Executive Vice President and        1999      340,750    589,158        26,786            7,969           3,513
  President -- PCC Airfoils, Inc.     1998      324,000    609,444        16,716           12,000           3,090
Mark Donegan .....................    2000      356,668    450,000             0           80,000           1,041
  Executive Vice President and        1999      307,500    442,759             0           26,458           1,270
  President -- Wyman-Gordon           1998      285,010    392,528        41,087           11,000           2,041
  Company(6)
Armand F. Lauzon, Jr. ............    2000      248,331    430,000           541           15,000           1,090
  Senior Vice President and Vice      1999      182,499    417,557             0            4,348             901
  President -- Castings of Wyman-     1998      172,503    343,625             0            4,000             876
  Gordon Company(7)
William D. Larsson ...............    2000      293,750    275,000         7,334           49,637           1,992
  Vice President and Chief            1999      266,250    205,000         7,104           23,389           2,010
  Financial Officer                   1998      233,750    283,660        19,115           10,000           2,014

------------------------

(1) Includes compensation deferred at the election of the executive officers under the Company's 401(k) Plan and Executive Deferred Compensation Plan.
    Under the Company's 401(k) Plan, officers and other employees of the Company may elect to defer a percentage of their eligible compensation (such percentage to be selected by the participant from a range established by the administrator of the Plan, but subject to limitations under the Internal Revenue Code). Beginning in calendar year 1998, the Company makes a matching contribution under the 401(k) Plan equal to 50 percent of participants' elective contributions, including elective contributions up to 5 percent of pay.

(2) These amounts are cash awards under the bonus plans described under CASH BONUSES in the Report of the Compensation Committee on Executive
    Compensation.

(3) Under the Company's Executive Deferred Compensation Plan, a participant may elect to defer salary and/or bonus on an unsecured basis and may select one of three performance options: S&P 500 Index, Company Common Stock or Prime Rate Plus 2 percent. The figures shown represent earnings on amounts deferred at the election of the named executive officer under the Prime Rate Plus 2 percent option to the extent earnings exceeded 120 percent of the applicable federal long-term rate. The figures shown also include amounts reimbursed during the fiscal year for the payment of taxes.

(4) Represents shares of Common Stock issuable upon exercise of nonstatutory stock options as described under STOCK OPTIONS in the Report of the
    Compensation Committee on Executive Compensation.

(5) All amounts for named executive officers represent term life insurance premiums paid by the Company.

(6) Prior to December 1999, Mr. Donegan held the position of Executive Vice President and President -- PCC Structurals, Inc.

(7)   Prior to December 1999, Mr. Lauzon was an officer of PCC Airfoils, Inc.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information regarding stock options granted to the named executive officers in fiscal 2000.

                                                     INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                    ---------------------------------------------------      VALUE AT ASSUMED
                                    NUMBER OF     PERCENT OF                               ANNUAL RATES OF STOCK
                                    SECURITIES   TOTAL OPTIONS                            PRICE APPRECIATION FOR
                                    UNDERLYING    GRANTED TO     EXERCISE                     OPTION TERM(2)
                                     OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------
NAME                                GRANTED(1)    FISCAL YEAR      SHARE        DATE          5%          10%
----                                ----------   -------------   ---------   ----------   ----------   ----------
William C. McCormick..............   143,375          16.1        27.6875     11/04/09    2,496,502    6,326,662

Peter G. Waite....................    29,999           3.4        27.6875     11/04/09      522,354    1,323,756

Mark Donegan......................    80,000           9.0        27.6875     11/04/09    1,392,991    3,530,134

Armand F. Lauzon, Jr..............    15,000           1.7        27.6875     11/04/09      261,186      661,900

William D. Larsson................    49,637           5.6        27.6875     11/04/09      864,299    2,190,316

------------------------

(1) Options are granted at an exercise price equal to fair market value at the date of grant (the closing sale price on the New York Stock Exchange on the grant date). Options become exercisable for 25 percent of the shares one year after the date of grant and for 25 percent of the shares each year thereafter. Each of the options is subject to accelerated vesting in the event of a change in control of the Company. Each of the options is subject to early termination in the event of termination of employment. Each option terminates 12 months following death, disability or retirement at normal retirement age or bona fide early retirement and six months after termination of employment for any other reason.

(2) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term and do not represent the Company's estimate or projection of the future stock price.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table indicates (i) stock options exercised by named executive officers during fiscal 2000, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable and unexercisable stock options as of the Company's fiscal year-end, April 2, 2000, and (iii) the value of "in-the-money" options at April 2, 2000.

                                                                    NUMBER OF
                                                                   UNEXERCISED     VALUE OF UNEXERCISED
                                         SHARES                  OPTIONS HELD AT   IN-THE-MONEY OPTIONS
                                        ACQUIRED                 FISCAL YEAR-END    AT FISCAL YEAR-END
                                           ON         VALUE       (EXERCISABLE/       (EXERCISABLE/
NAME                                    EXERCISE   REALIZED(1)   UNEXERCISABLE)     UNEXERCISABLE)(2)
----                                    --------   -----------   ---------------   --------------------
William C. McCormick..................       0             0      88,487/253,738   $583,777/$4,553,472

Peter G. Waite........................       0             0       37,657/44,475     587,838/1,418,435

Mark Donegan..........................   3,548        48,968      19,587/108,343      52,256/2,267,256

Armand F. Lauzon, Jr..................   1,700        33,160        6,635/20,929        54,741/470,054

William D. Larsson....................       0             0       29,698/74,053     351,811/1,762,135

------------------------

(1) Value realized equals fair market value of the stock on the date of exercise, less the exercise price, times the number of shares acquired.
    Taxes must be paid by the individual on the value realized.

(2) Value of unexercised in-the-money options equals the fair market value of a share into which the option can be converted at April 2, 2000 (market price $36.50), less exercise price, times the number of options outstanding.

RETURN TO SHAREHOLDERS PERFORMANCE GRAPH

    The following line graph provides a comparison of the annual percentage change in the Company's cumulative total shareholder return on its Common Stock to the cumulative total return of the S&P 500 Index, the S&P Aerospace Index and the S&P Diversified Manufacturing Index. The comparison assumes that $100 was invested on March 31, 1995, in the Company's Common Stock and in each of the foregoing indices and, in each case, assumes the reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                     S&P DIVERSIFIED
FISCAL YEAR  S&P 500  S&P Aerospace    Manufacturing  Precision Castparts Corp.
1995            $100           $100             $100                       $100
1996         $132.10        $154.80          $116.53                    $154.19
1997         $158.29        $180.08          $164.19                    $197.59
1998         $234.27        $212.27          $207.19                    $230.21
1999         $277.51        $151.06          $272.90                    $157.41
2000         $327.30        $138.70          $343.37                    $143.79

                               MEASUREMENT PERIOD
                                (BY FISCAL YEAR)

                                                   1995       1996       1997       1998       1999       2000
                                                 --------   --------   --------   --------   --------   --------
S&P 500........................................    100       132.10     158.29     234.27     277.51     327.30
S&P Aerospace..................................    100       154.80     180.08     212.27     151.06     138.70
S&P Diversified Manufacturing..................    100       116.53     164.19     207.19     272.90     343.37
Precision Castparts Corp.......................    100       154.19     197.59     230.21     157.41     143.79

RETIREMENT PLANS

    The Company and its subsidiaries maintain eight defined benefit pension plans (the "retirement plans") including one plan covering the named executive officers. All eligible domestic employees, including executive officers and those directors who are full-time employees, receive benefits at retirement under one of the retirement plans. The retirement plan that covers named officers (the "Plan") is based on average monthly salary in the five consecutive years of highest compensation (exclusive of bonuses) and length of service with the Company. Employees do not contribute to the Plan, and the amount of the Company's annual contribution is based on an actuarial determination. The Plan provides that a participant's accrued benefit will become 100 percent vested upon the occurrence of a change in control of the

Company and provides for disposition to participants of any surplus assets in the Plan upon termination of the Plan following a change in control of the Company.

    The Company maintains a Supplemental Executive Retirement Plan (the "SERP") that provides supplemental retirement benefits to the named executive officers. The SERP provides participating employees with a supplemental retirement benefit upon normal retirement at age 65 with 20 or more years of service. The supplemental retirement benefit is designed to pay a basic monthly benefit equal to 60 percent of Final Average Pay (defined as the highest three calendar years of compensation out of five consecutive years of covered employment, and including all of any bonus and all of any deferred compensation) minus both the amount of any benefit under the Plan and the Primary Social Security Benefit (as defined in the Plan). For participants retiring with between 10 and 20 years of service at age 65, the basic benefit under the SERP formula before offset is reduced by 1/20 for each year less than 20. There is a provision for an actuarially reduced early retirement benefit at or after age 55 with at least
10 years of service. For participants retiring with more than 20 years of service at age 65, the benefit is (a) the basic benefit before offset, plus
(b) 0.5 percent of Final Average Pay times years of service over 20, minus
(c) both the amount of any benefit under the Plan and the Primary Social Security Benefit. Service and pay can continue to accrue if retirement is deferred past age 65, but there is no actuarial increase for deferred start of benefits after age 65. The SERP provides for lump-sum payment of an accelerated vested benefit in the event of termination of employment following a change in control of the Company. Each of the named executive officers of the Company has been designated as a participant in the SERP.

    The following table shows the estimated annual benefits payable under the Plan and SERP to named executive officers upon normal retirement (age 65) as of April 2, 2000. The table assumes, for purposes of calculating the SERP portion of the estimated annual benefit, that the executive officers receive an annual bonus equal to their average targeted bonuses in each year used in computing the three-year average salary at retirement. The target bonuses of the named executive officers range between 85 percent and 100 percent of base salary. Individual variations in bonus awards will result in adjustments to the SERP component of the estimated annual benefit. The amounts listed are net of an actuarially determined offset for estimated Social Security benefits.

       HIGHEST THREE-YEAR                           BENEFIT YEARS AT RETIREMENT
      AVERAGE EARNING FOR         ---------------------------------------------------------------
      RETIREMENT BENEFITS            10         15         20         25         30         35
      -------------------         --------   --------   --------   --------   --------   --------
$ 250,000.......................  $ 59,000   $ 96,000   $134,000   $140,000   $146,000   $152,000
  400,000.......................   104,000    164,000    224,000    234,000    244,000    254,000
  550,000.......................   149,000    231,000    314,000    327,000    341,000    355,000
  700,000.......................   194,000    299,000    404,000    421,000    439,000    456,000
  850,000.......................   239,000    366,000    494,000    515,000    536,000    557,000
 1,000,000......................   284,000    434,000    584,000    609,000    634,000    659,000
 1,150,000......................   329,000    501,000    674,000    702,000    731,000    760,000
 1,300,000......................   374,000    569,000    764,000    796,000    829,000    861,000
 1,450,000......................   419,000    636,000    854,000    890,000    890,000    962,000

    Retirement benefits are computed on an actuarial basis. The following table shows the number of credited years of service, for purposes of the benefit table above, for the officers named in the Summary

Compensation Table. The compensation covered by the retirement plans is substantially equivalent to the sum of the salary and bonus amounts contained in the Summary Compensation Table.

                                                              CREDITED YEAR
NAME OF INDIVIDUAL                                             OF SERVICE
------------------                                            -------------
William C. McCormick........................................        15
Peter G. Waite..............................................        19
Mark Donegan................................................        14
Armand F. Lauzon, Jr........................................         8
William D. Larsson..........................................        20

SEVERANCE AGREEMENTS AND EMPLOYMENT AGREEMENTS

    The Company's senior executives are parties to severance agreements with the Company. The agreements generally provide for the payment upon termination of the executive's employment by the Company without cause or by the employee for "good reason" (as defined in the severance agreement) within two years following a change in control of the Company of an amount equal to three times that employee's annual salary and bonus (on an after excise-tax basis), a lump-sum pension payment based upon three additional years of service and three years of continued coverage under life, accident and health plans. Each executive is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a "potential change in control" (as defined in the severance agreement). Messrs. McCormick, Waite, Donegan and Larsson have each entered into a severance agreement.

           PROPOSAL 2: APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2

    PricewaterhouseCoopers LLP audited the Company's financial statements for the year ended April 2, 2000 and has been appointed to act as auditors of the Company's financial statements for the fiscal year ending April 1, 2001. The Board of Directors is submitting this selection for ratification by the shareholders. Representatives of PricewaterhouseCoopers will be at the meeting, will be able to make a statement if they wish and will be available to answer your questions.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The Company's outstanding voting securities at the close of business on June 23, 2000, consisted of 24,671,276 shares of Common Stock, each of which is entitled to one vote on all matters to be presented at the meeting. Only shareholders of record at the close of business on June 23, 2000, are entitled to notice of and to vote at the meeting or any adjournment thereof. The Common Stock does not have cumulative voting rights.

    The following table shows information about each person known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock in April 2000.

                                                               NUMBER OF         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          SHARES OWNED   OUTSTANDING SHARES
------------------------------------                          ------------   ------------------
Wellington Management Company...............................   1,757,800            7.17
  75 State Street
  Boston, MA 02109

AMVESCAP PLC................................................   1,688,370            6.89
  11 Devonshire Square
  London EC 2M 4YR

State Farm Mutual Automobile Insurance Company..............   1,533,531            6.24
  One State Farm Plaza
  Bloomington, IL 61710

Hartford Capital Appreciation HLS Fund, Inc.................   1,336,500            5.45
  200 Hopmeadow Street
  Simsbury, CT 06089

                 BOARD COMPENSATION, ATTENDANCE AND COMMITTEES

    In fiscal 2000, the Company's Board of Directors met in person four times and via telephone conference call one time. The Company's directors, other than full-time employees, are paid an annual retainer of $24,000, plus $1,500 for each Board meeting attended, $1,000 for each telephonic board meeting attended and $1,000 for each committee meeting attended. Nonemployee directors are also eligible to receive a per diem of up to $1,000 in the event the director is requested to perform additional service beyond that normally expected of directors. Each director attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees of which he was a member.

    Any director who is not an employee of the Company and has not, within two years, been an employee of the Company (a "Nonemployee Director") is eligible to receive options under the 1987 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The option price for all options granted under the Directors' Plan will be the fair market value of the Common Stock on the date the option is granted. On the date of each annual meeting of shareholders, each new Nonemployee Director will automatically be granted an option to purchase 1,000 shares of Common Stock at the time of his or her initial election to the Board. Each Nonemployee Director who is re-elected at such meeting or who continues in office, serving a term for which such director was previously elected, will also automatically be granted an option to purchase 1,000 shares of Common Stock. On the date of the 1999 Annual Meeting of Shareholders,
Messrs. DuCray, Bridenbaugh, Graber, Oechsle and Rothmeier each were automatically granted an option for 1,000 shares of Common Stock at an exercise price of $38.50 per share under the Directors' Plan. All options have a 10-year term from the date of grant. Each option becomes exercisable for 25 percent of the number of shares covered by the option at the end of each of the first four years of the option term. Options may be exercised only while the optionee is a director of the Company, within one month after the date the optionee terminates service as a director or within one year after the optionee's death, disability or retirement under the Company's policy requiring retirement of directors. Options become fully exercisable upon normal retirement or in the event a director resigns or is removed within 12 months of a change in control of the Company.

    The Board of Directors has five standing committees. The Compensation Committee makes recommendations to the Board of Directors concerning compensation of corporate officers and the granting of stock options. See "Report of the Compensation Committee on Executive Compensation" above. Its members are Messrs. Rothmeier, Graber and Oechsle. The Nominating Committee makes recommendations to the Board of Directors concerning nominees to the Board of Directors. Its members are

Messrs. Bridenbaugh, Pond and McCormick. The Executive Committee has authority to exercise the power of the Board of Directors, with certain exceptions, between meetings of the Board of Directors. Its members are Messrs. McCormick, Rothmeier, Graber and Travis. The Audit Committee meets with management, internal auditors and the Company's independent public accountants, who have access to the Audit Committee with and without the presence of management representatives. The Audit Committee is composed of Messrs. DuCray, Travis and Oechsle. The Environmental Committee meets with the Company's environmental managers to monitor and advise on environmental matters concerning the Company. The Environmental Committee is composed of Mr. Bridenbaugh and Mr. Pond. The Compensation Committee met three times, the Audit Committee met three times and the Environmental Committee met four times in fiscal 2000. The Nominating Committee and the Executive Committee did not hold meetings separate from Board meetings in fiscal 2000. Shareholders who wish to submit names to the Nominating Committee for consideration at the 2001 Annual Meeting of Shareholders should do so in writing between June 1, 2001, and June 26, 2001, addressed to the Nominating Committee, c/o Corporate Secretary, Precision Castparts Corp., 4650 SW Macadam, Suite 440, Portland, Oregon 97201, setting forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Company beneficially owned by the shareholder.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, as well as persons who own more than 10 percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the Securities and Exchange Commission. To the Company's knowledge, based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended April 2, 2000, each of its executive officers, directors and persons who own more than 10 percent of the Company's Common Stock complied with all applicable Section 16(a) filing requirements except that Mr. Graber made one late filing with respect to 1,000 shares of common stock acquired.

                                 ANNUAL REPORT

    We have included a copy of the Company's 2000 Annual Report with this statement.

                        METHOD AND COST OF SOLICITATION

    The Company will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Company's employees may request the return of proxies in person or by telephone. We have hired Morrow & Co., Inc. to help with annual meeting procedures and to solicit proxies for a fee of $5,500. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners of stock to execute proxies. On request, we will reimburse those expenses.

                            DISCRETIONARY AUTHORITY

    While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

                             SHAREHOLDER PROPOSALS

    Shareholders wishing to present proposals for action at an annual meeting must do so in accordance with the Company's Bylaws. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive office of the Company, not less than 50 days nor more than 75 days prior to that year's annual meeting; provided, however, that in the event less than 65 days' notice or prior public disclosure of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the 15th day following the date on which such notice of the annual meeting was mailed or such public disclosure was made, whichever first occurs. For purposes of the Company's 2001 annual meeting, such notice, to be timely, must be received by the Company between June 1, 2001 and June 26, 2001. For purposes of the 2001 annual meeting of shareholders, if notice of any shareholder proposal to be raised at the meeting is received by the Company between June 1, 2001 and June 26, 2001, proxy voting on that proposal when and if raised at the annual meeting will be subject to the discretionary voting of the designated proxy holders. In addition, SEC rules require that any shareholder proposal that you wish to be considered for inclusion in next year's annual meeting proxy material be received at our principal office by March 7, 2001. Our mailing address is 4650 SW Macadam, Suite 440, Portland, Oregon 97201.

    Whether you plan to attend the meeting or not, please sign the enclosed proxy form and return it to us in the enclosed stamped, return envelope.

                                          Ruth A. Beyer
                                          SECRETARY

Portland, Oregon
July 5, 2000

                                      PROXY

              The undersigned, revoking all prior proxies, hereby appoints William C. McCormick and William D. Larsson, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Precision Castparts Corp. (the "Company") to be held on Wednesday, August 16, 2000, or at any adjournment thereof, all shares of the undersigned in the Company. The proxies are instructed to vote as follows:

       1.     ELECTION OF DIRECTORS

              [ ] FOR all nominees listed below (except as marked to contrary below).

              [ ]    WITHHOLD AUTHORITY to vote for all nominees listed below.

              Nominees:    William C. McCormick
                           Vernon E. Oechsle

              (To withhold your vote for any individual nominee, strike a line through the nominee's name in the list above.)

       2.     PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

              FOR _____            AGAINST _____                ABSTAIN _____

              The shares represented by this proxy will be voted in accordance with the instructions given.

              THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS. The Board of Directors recommends a vote FOR each of the nominees and FOR the Proposal.

              UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE NOMINEES, FOR THE PROPOSAL AND ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

              Please sign exactly as your name appears on this card. Persons signing as executor, administrator, trustee, custodian or in any other official or representative capacity should sign their full title.

              Receipt is acknowledged of the notice and proxy statement relating to this meeting.

       [ ]    Please check here if you plan to attend the meeting in person.

Date                , 2000                  Signature(s)
     ---------------                                    ---------------------

                                                        ---------------------

Please mark, date, sign and
return the proxy promptly.